As filed with the Securities and Exchange Commission on February 9, 2026

Registration No. 333-211148

Registration No. 333-168812

Registration No. 333-136311

Registration No. 333-117654

Registration No. 333-88304

Registration No. 333-92783

Registration No. 333-41485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211148

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168812

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136311

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117654

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-88304

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92783

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-41485

UNDER

THE SECURITIES ACT OF 1933

ALLIANT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-1380265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4902 North Biltmore Lane Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Alliant Energy Corporation 401(k) Savings Plan

Alliant Energy Corporation 2010 Omnibus Incentive Plan

Alliant Energy Corporation Amended and Restated 2002 Equity Incentive Plan

Alliant Energy Corporation Long-Term Equity Incentive Plan

WPL Holdings, Inc. Long-Term Equity Incentive Plan

(Full title of the plans)

Robert J. Durian Executive Vice President and Chief Financial Officer Alliant Energy Corporation 4902 North Biltmore Lane Madison, Wisconsin 53718 (608) 458-3311	Copy to: Allison Handy Perkins Coie LLP 1301 Second Avenue, Suite 4200 Seattle, Washington 98101 (206) 359-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Alliant Energy Corporation (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment to deregister any and all shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), previously registered but unsold or otherwise unissued under the following registration statements on Form S-8 as of the date hereof (collectively, the “Registration Statements”):

•

Registration Statement No.  333-211148, filed with the Commission on May 5, 2016, registering 1,000,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation 401(k) Savings Plan.

•

Registration Statement No.  333-168812, filed with the Commission on August 13, 2010, registering 4,500,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation 2010 Omnibus Incentive Plan.

•

Registration Statement No.  333-136311, filed with the Commission on August 4, 2006, registering 2,000,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation Amended and Restated 2002 Equity Incentive Plan.

•

Registration Statement No.  333-117654, filed with the Commission on July 26, 2004, registering 1,600,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation 401(k) Savings Plan.

•

Post-Effective Amendment No. 1 to Registration Statement No.  333-117654, filed with the Commission on May 5, 2016, to increase the number of shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation 401(k) Savings Plan to 3,200,000 in connection with the two-for-one split of the Common Stock having a record date of May 4, 2016.

•

Registration Statement No.  333-88304, filed with the Commission on May 15, 2002, registering 4,000,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation 2002 Equity Incentive Plan.

•

Registration Statement No.  333-92783, filed with the Commission on December 15, 1999, registering 2,800,000 shares of Common Stock, and associated Common Share Purchase Rights, issuable under the Alliant Energy Corporation Long-Term Equity Incentive Plan.

•

Registration Statement No. 333-41485, filed with the Commission on December 4, 1997, registering 1,000,000 shares of Common Stock, and associated Common Share Purchase Rights, of WPL Holdings, Inc. issuable under the WPL Holdings, Inc. Long-Term Equity Incentive Plan.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock pursuant to the plans referenced above. This Post-Effective Amendment to the Registration Statements described above is being filed to deregister all shares of Common Stock and, as applicable, associated Common Share Purchase Rights and plan interests that were previously registered under the Registration Statements and remain unsold or otherwise unissued under the applicable plans referenced above.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Alliant Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on February 9, 2026.

ALLIANT ENERGY CORPORATION

By:	/s/ Robert J. Durian
Robert J. Durian
Executive Vice President and Chief Financial Officer

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8.